EXHIBIT 15

SUPPLEMENT NO. 2 TO

TRANSACTION AGREEMENTS

This Supplement No. 2 to Transaction Agreements (this “Supplement”) is entered into as of February 23, 2012 by and among Invus, L.P., a Bermuda limited partnership (“Invus, L.P.”), Invus C.V., a Netherlands limited partnership (“Invus C.V.”, and, together with Invus, L.P., the “Investors”), and Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, Invus, L.P. and the Company entered into the Securities Purchase Agreement, dated as of June 17, 2007, by and between Invus, L.P. and the Company (as amended, supplemented or otherwise modified, the “Securities Purchase Agreement”), the Stockholders’ Agreement, dated as of June 17, 2007 (as amended, supplemented or otherwise modified, the “Stockholders’ Agreement”) and the Registration Rights Agreement, dated as of June 17, 2007 (as amended, supplemented or otherwise modified, the “Registration Rights Agreement”, and, together with the Securities Purchase Agreement and the Stockholders’ Agreement, the “Transaction Agreements”);

WHEREAS, pursuant to the exercise of subscription rights issued to the Investors in the Second Rights Offering, the Investors have increased their beneficial ownership of Company Common Stock to approximately 58.3% of the outstanding shares of Company Common Stock, from approximately 48.9% of the shares of Company Common Stock outstanding before completion of the Second Rights Offering;

WHEREAS, as a result of the increase in the Investors’ beneficial ownership of Company Common Stock to over 50% of the outstanding shares of Company Common Stock, the Investors’ rights under the Stockholders’ Agreement have been altered as provided in Articles II, III, IV and V thereof, including, among other things, increasing the number of directors to the Board that the Investors are entitled to designate pursuant to Section 2.01 of the Stockholders’ Agreement (the “Appointment Right”);

WHEREAS, pursuant to Section 2.01(c) of the Stockholders’ Agreement, the Company, subject to the Board’s fiduciary duties, has agreed to take all necessary and desirable actions within its control (including calling special meetings of the Board and stockholders) to effectuate the provisions of Section 2.01, and pursuant to Section 2.04 of the Stockholders’ Agreement, the Board shall take or cause to be taken all lawful action necessary or appropriate to ensure that none of the Certificate of Incorporation or the By-Laws contains any provisions inconsistent with the Stockholders’ Agreement or that would in any way nullify or impair the terms of the Stockholders’ Agreement or the rights of the Investors thereunder; and

WHEREAS, in consideration of the Investors’ Appointment Right, which right the Investors have determined not to exercise presently, but may exercise at any time in the future in their sole discretion, the Investors and the Company desire to take certain actions to facilitate the potential future exercise of the Investors’ Appointment Right.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Amendment to the Certification of Incorporation

(a) The Company acknowledges that on or before the date hereof the Board has approved, by the affirmative vote of a majority of the Whole Board (as defined in the By-Laws), the following amendment to Section 5.01 of the Certificate of Incorporation in accordance with the Board’s obligations under Section 2.04 of the Stockholders’ Agreement and has recommended such amendment for approval by the Company’s stockholders, which amendment (the “Charter Amendment”) will amend and restate such section in its entirety so that it reads substantially as follows:

Section 5.01. Number and Term. The number of directors of the Corporation shall from time to time be fixed exclusively by the Board of Directors in accordance with, and subject to the limitations set forth in, the bylaws of the Corporation (the “Bylaws”); provided, however, that the Board of Directors shall at all times consist of a minimum of three and a maximum of 13 directors, subject, however, to increases above 13 directors as may be required in order to permit the holders of any series of Preferred Stock to exercise their right (if any) to elect additional directors under specified circumstances or to permit the election or appointment to the Board of Directors of the Required Director Number of Investor Designated Directors (each as defined in the Stockholders’ Agreement, dated as of June 17, 2007, between Invus, L.P. and the Corporation (as amended, supplemented or otherwise modified, the “Stockholders’ Agreement”)) pursuant to the Stockholders’ Agreement. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Anything in this Certificate of Incorporation or the Bylaws to the contrary notwithstanding, each director shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

(b) In advance of the next annual meeting of its stockholders and in accordance with Section 2.01 of the Stockholders’ Agreement, the Company shall take all necessary actions to (i) include the Charter Amendment as a matter to be considered and acted upon by its stockholders in the applicable proxy statement to be sent to stockholders in advance of such meeting, which proxy statement shall include the Board’s recommendation that the stockholders of the Company vote in favor of such amendment, (ii) solicit from stockholders eligible to vote at such meeting proxies in favor of the Charter Amendment and (iii) use its reasonable efforts to obtain the approval of any significant stockholder advisory firms or other similar third-party agencies in favor of the Charter Amendment.

(c) In the event that the Charter Amendment is not approved by the requisite number of stockholders eligible to vote at such meeting pursuant to Article X of the Certificate of Incorporation, the Company shall, in advance of subsequent annual or special meetings of its stockholders, take all necessary actions to (i) include the Charter Amendment as a matter to be considered and acted upon by its stockholders in the applicable proxy statement to be sent to stockholders in connection with such meeting, which proxy statement shall include the Board’s recommendation that the stockholders of the Company vote in favor of such amendment, (ii) solicit from stockholders eligible to vote at such meetings proxies in favor of the Charter Amendment and (iii) use its reasonable efforts to obtain the approval of any significant stockholder advisory firms or other similar third-party agencies in favor of the Charter Amendment, until the Charter Amendment is approved by the requisite number of stockholders.

Section 2. Amendments to the By-Laws

The Company acknowledges that on or before the date hereof the Board has approved, by the affirmative vote of a majority of the Whole Board, the following amendments to Sections 2.2, 3.2 and 3.4(b) of the By-Laws in accordance with the Board’s obligations under Section 2.04 of the Stockholders’ Agreement, which amendments will automatically take effect on the date on which the Charter Amendment is approved by the requisite number of stockholders and will amend and restate such sections in their entirety so that they read substantially as follows:

Section 2.2. Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board of Directors (the “Chairman of the Board”) (if any), any Investor Designated Director (as defined in the Stockholders’ Agreement, dated as of June 17, 2007, between Invus, L.P. and the Corporation (as amended, supplemented or otherwise modified, the “Stockholders’ Agreement”)) or the Chief Executive Officer and shall be called by the Secretary at the written request, or by resolution adopted by the affirmative vote, of a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”), which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. Except as provided by applicable law, these Bylaws or the Certificate of Incorporation, Stockholders shall not be entitled to call a special meeting of Stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.

Section 3.2. Number and Qualification. The number of directors shall be fixed from time to time exclusively pursuant to resolution adopted by a majority of the Whole Board, but shall consist of not less than three nor more than 13 directors, subject, however, to increases above 13 directors as may be required in order to permit the holders of any series of preferred stock of the Corporation to elect directors under specified circumstances or to permit the election or appointment to the Board of Directors of the Required Director Number (as defined in the Stockholders’ Agreement) of Investor Designated Directors pursuant to the Stockholders’ Agreement. The directors need not be Stockholders or residents of the State of Delaware. Each director must have attained 21 years of age.

Section 3.4. Election; Term of Office.

(b) Directors shall be elected by Stockholders only at annual meetings of Stockholders; provided, however, that if any such annual meeting is not held or if any director to be elected thereat is not elected, such director may be elected at any special meeting of Stockholders held for that purpose; provided, further, that Investor Designated Directors may be elected at any special meeting of Stockholders held for that purpose.

Section 4. Increase in the Number of Directors; Newly-Created Directorships

(a) Upon the delivery of a written notice from the Investors to the Company, the Company and the Board shall, in accordance with Section 2.01 of the Stockholders’ Agreement, take all necessary actions to promptly (a) increase the number of directors of which the Board shall consist to the number set forth in such notice (which number shall be no greater than reasonably necessary for the exercise of the Investors’ rights under Section 2.01 of the Stockholders’ Agreement) in accordance with Section 5.01 of the Certificate of Incorporation and Section 3.2 of the By-Laws and (b) cause the appointment of the Investor Designated Directors (as defined in the Stockholders’ Agreement) set forth in such notice to the newly-created directorships resulting from such increase in accordance with Section 5.06 of the Certificate of Incorporation and Section 3.9 of the By-Laws.

(b) For the avoidance of doubt, in connection with each annual or special meeting of stockholders held to elect directors to the Board, the Company and the Board shall adhere to their obligations in Sections 2.01(b) and 2.01(c) of the Stockholders’ Agreement with respect to the election to the Board of the Investor Designated Directors, including, without limitation, the Company’s and the Board’s obligation to recommend and use all reasonable efforts to cause the election of such Investor Designated Directors and the Company’s obligation to use its best efforts to solicit from its stockholders eligible to vote in the election of directors proxies in favor of the election of each person designated for election as an Investor Designated Director and against the election of any candidate whose election would adversely impact the election to, or opportunity to serve on, the Board of any such Investor Designated Director.

Section 5. Consent to Further Amendments; Further Assurances

The parties hereto hereby consent to such other amendments and changes to the Certificate of Incorporation, By-Laws and Transaction Agreements as necessary to give effect to the intent of this Supplement and shall execute and deliver or cause to be executed and delivered any additional documents, certificates, consents, waivers and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Supplement and those transactions contemplated herein, including, without limitation, to cause the appointment or election to the Board of any Investor Designated Directors in accordance with the Stockholders’ Agreement.

Section 6. Ratification and Confirmation

The Transaction Agreements, as hereby amended, supplemented or otherwise modified, are hereby ratified and confirmed in all respects. This Supplement shall be interpreted and construed together with, and as a part of, each of the Transaction Agreements, as applicable. Any reference in any other document to any of the Transaction Agreements shall be deemed to refer to the applicable Transaction Agreement, as modified by this Supplement. The execution, delivery and effectiveness of this Supplement shall not constitute a modification or waiver of any provision of the Transaction Agreements except as expressly provided herein.

Section 7. Governing Law

This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this Supplement shall be heard and determined exclusively in any New York state or federal court, in each case sitting in the Borough of Manhattan. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York state or federal court, in each case sitting in the Borough of Manhattan, for the purpose of any Action arising out of or relating to this Supplement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Supplement may not be enforced in or by any of the above-named courts.

Section 8. Counterparts

This Supplement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investors and the Company have caused this Supplement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVESTORS: INVUS, L.P., a Bermuda limited partnership By: Invus Advisors, L.L.C., its general partner

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President

INVUS C.V., a Netherlands limited partnership By: Ulys, L.L.C., its general partner

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President

COMPANY: LEXICON PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Arthur T. Sands
Name:	Arthur T. Sands
Title:	President and CEO

[Signature Page to Supplement No. 2 to Transaction Agreements]